News Release
FOR IMMEDIATE RELEASE

WidePoint Reports Second Quarter Revenue of $9.3
Million with YTD Revenue Up 167% to $16.4 Million

Mobile Telecom Segment Q2 revenue up 500% as early stage penetration continues in federal space

WASHINGTON, D.C. –August 14, 2008 — WidePoint Corporation (AMEX: WYY), a leading provider of advanced information technology, identity assurance and protection, and mobile telecom expense management services, announced today that revenue for the second quarter of 2008 increased 182% to $9,264,000 from $3,289,000 in the second quarter of 2007, and revenues for the 6 months ended June 30, 2008 totaled $16,415,000, a 167% increase versus the comparable 6 month period of calendar 2007.

Second Quarter Highlights

°	Second quarter revenue increased 182% to $9.3 million.
°	Gross profit increased approximately 40% to $1.6 million.
°	Mobile Telecom Managed Services segment revenue increased approximately 500% to $4.8 million.
°	Mobile Telecom Managed Services segment received both new and modified contracts worth more than $10 million at five agencies and launched a GSA FSSI marketing program to expand services federal government wide.
°	PKI segment successfully awarded base security contract and launched DoD pilot program at Fort Belvoir, VA with key team partners and FiXs further positioned for continued DoD-wide expansion.
°	PKI segment selected to provide managed services under HSPD-12 to the Federal Election Commission.
°	Consulting Services segment revenue increased 63% to $3.4 million.
°	WidePoint successfully completed a $4.1 million private placement and expanded the company’s sales and marketing in support of its opportunities in high growth niche segments.

Three Month Results

Gross profit for the second quarter was approximately $1.6 million or 17% of revenues, an increase of approximately $465,000 over gross profit of approximately $1.1 million or 35% of revenues in the second quarter of 2007. General and administrative expenses for the second quarter were approximately $1.5 million or 16% of revenues, compared to approximately $939,000, or 29% of revenues in the second quarter of 2007. As a result of the above, the net loss for the second quarter of 2008 was approximately $178,000 as compared to a net loss of approximately $1,000 for the second quarter of 2007.

Six Month Results

Revenues for the six month period ended June 30, 2008 were approximately $16,415,000 as compared to approximately $6,141,000 for the six month period ended June 30, 2007. Gross profit for the six month period ended June 30, 2008 was approximately $2,721,000, or 17% of revenues. The net loss for the six month period ended June 30, 2008, was approximately $1,041,000. This compared to the net loss of approximately $377,000 for the six months ended June 30, 2007.

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Steve Komar, CEO of WidePoint, said, “The acquisition of iSYS in early January has provided us with a high growth subsidiary and a major point of inflection for WidePoint. Now representing more than 50% of the company’s revenue, iSYS’ Mobile Telecom Managed Services offering is opening new customer opportunities and providing an expansion in federal business opportunities. We believe there are more than 40 federal agencies that can benefit from our services with about 14 of those federal agencies presently engaged through the GSA in reviewing and showing near term interest in procuring such managed services. Revenue in this segment was up 500% year over year this quarter, and we believe as we migrate from the early stage adoption of these services and expand the offerings federal government wide this growth should continue into the foreseeable future.

“With the recent acquisition of Protexx, WidePoint has significantly expanded our core security offerings into the commercial sector. This broadens our portfolio of services to our existing base of current federal clients and provides a new customer base for us,” said Komar.

WidePoint CFO Jim McCubbin said, “All three of our segments reported operating profits for the second quarter of 2008 with the growth opportunities and outlook within our two niche segments continuing to look promising. The $4.1 million capital raise and subsequent expansion of our sales and marketing efforts should provide a positive return on investment as we scale both the Mobile Telecom and PKI segment opportunities. During the second quarter of 2008, WidePoint increased its total net cash flow for the quarter to $2,489,400. We ended the quarter with working capital of approximately $3.3 million and cash and equivalents of approximately $4.8 million.”

WidePoint will hold a conference call with CEO Steve Komar and senior members of the management team today, August 14, 2008 at 4:30 p.m. Eastern Time. The call will cover the company’s second quarter results. Komar will open the call and a question-and-answer session will follow.

To participate, call 800-762-8908 any time after 4:20 p.m. Eastern Time on August 14. International callers should dial (480) 629-9041. While in conference, if callers should experience any difficulty or require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

About WidePoint

WidePointis a leading provider of advanced information technology products and services including identity management and information assurance and protection services, forensic informatics and wireless technology services. WidePoint has several wholly owned subsidiaries holding major contracts, Operational Research Consultants, Inc. (ORC), iSYS, LLC, Protexx, Inc. and WidePoint IL. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

An investment profile about WidePoint may be found at http://www.hawkassociates.com/profile/wyy.cfm.

For investor relations information regarding WidePoint, visit http://www.hawkassociates.com and http://www.americanmicrocaps.com, or contact Frank Hawkins at Hawk Associates, at 305-451-1888, e-mail: widepoint@hawkassociates.com. To receive notification of future releases via e-mail, subscribe at http://www.hawkassociates.com/about/alert/.

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Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,”“will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

Consolidated Balance Sheets	June 30, 2008	December 31, 2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$4,808,203	$1,831,991
Accounts receivable	6,955,129	4,808,832
Prepaid expenses and other assets	810,860	328,539

Total current assets	12,574,192	6,969,362

Property and equipment, net	458,621	435,859
Goodwill	7,357,252	2,526,110
Intangibles, net	2,751,487	1,165,461
Other assets	239,431	167,164

Total assets	$23,380,983	$11,263,956

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$2,540,567	$--
Accounts payable	4,668,519	2,715,180
Accrued expenses	1,908,739	707,886
Deferred revenue	70,559	96,674
Short-term portion of capital lease obligation	110,631	118,246

Total current liabilities	9,299,015	3,637,986

Long-term debt, net of current portion	1,359,031	--
Capital lease obligation, net of current portion	112,610	162,976

Total liabilities	10,770,656	3,800,962

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 58,090,697 and
52,558,697 shares issued and outstanding, respectively	58,091	52,559
Stock warrants	38,666	38,666
Additional paid-in capital	67,055,973	60,873,273
Accumulated deficit	(54,542,403)	(53,501,504)

Total stockholders’ equity	12,610,327	7,462,994

Total liabilities and stockholders’ equity	$23,380,983	$11,263,956

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)
Revenues, net	$9,264,073	$3,289,109	$16,414,638	$6,141,479
Cost of sales (including amortization and depreciation
of $226,699, $110,069, $440,605, and $220,118, respectively)	7,647,258	2,137,267	13,693,560	4,261,547

Gross profit	1,616,815	1,151,842	2,721,078	1,879,932
Sales and marketing	246,828	219,947	412,531	400,182
General & administrative (including stock compensation
expense 123 (r) of $104,378, $22,687, $476,080, and
$86,663, respectively)	1,477,374	938,636	3,157,648	1,875,574
Depreciation expense	38,718	21,624	76,033	37,174

Loss from operations	(146,105)	(28,365)	(925,134)	(432,998)
Interest income	56,118	30,160	72,060	61,998
Interest expense	(86,554)	(2,567)	(186,127)	(5,872)
Other expense	(1,698)	--	(1,698)	--

Net loss before income tax	$(178,239)	$(772)	$(1,040,899)	$(376,872)
Income tax benefit, net	--	--	--	--

Net loss	$(178,239)	$(772)	$(1,040,899)	$(376,872)

Basic and diluted net loss per share	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Basic and diluted weighted average shares outstanding	56,447,841	52,543,028	55,240,764	52,242,109

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)
Cash flows from operating activities:
Net loss	$(178,239)	$(772)	$(1,040,899)	$(376,872)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation expense	50,172	30,586	100,286	55,077
Amortization	212,868	101,108	413,975	202,215
Amortization of deferred financing costs	2,143	--	4,286	--
Stock options expense	104,378	22,687	476,080	86,663
Changes in assets and liabilities (net of
business combinations)
Accounts receivable	509,938	479,775	2,064,059	3,407,073
Prepaid expenses and other current assets	(188,455)	91,779	(273,576)	1,764
Accounts payable and accrued expenses	(500,012)	4,581	522,114	(2,643,435)

Net cash provided by operating activities	$12,793	$729,744	$2,266,325	$732,485

Cashflows from investing activities:
Purchase of subsidiary, net of cash acquired	--	--	(4,901,745)	--
Purchase of property and equipment	(36,063)	(106,241)	(63,586)	(128,630)
Software development costs	--	(63,809)	--	(63,809)

Net cash used in investing activities	$(36,063)	$(170,050)	$(4,965,331)	$(192,439)

Cashflows from financing activities:
Borrowings on notes payable	37,750	--	3,837,750	--
Principal payments on notes payable	(1,435,469)	--	(2,044,940)	--
Principal payments under capital lease
Obligation	(29,720)	(13,677)	(57,981)	(25,153)
Costs related to registration statement	--	(1,513)	--	(29,720)
Proceeds from exercise of stock options	--	8,600	14,400	34,710
Proceeds from issuance of stock	4,080,000	--	4,080,000	--
Costs related to issuance of stock	(140,298)	--	(140,298)	--
Costs related to financing purchase of
Subsidiary	--	--	(13,713)	--

Net cash provided by (used in)
financing activities	$2,512,713	$(6,590)	$5,675,218	$(20,163)

Net increase in cash	$2,489,443	$553,104	$2,976,212	$519,883

Cash and cash equivalents, beginning of period	$2,318,760	$2,741,592	$1,831,991	$2,774,813

Cash and cash equivalents, end of period	$4,808,203	$3,294,696	$4,808,203	$3,294,696

Supplementary Information:
Promissory Note issued for iSYS acquisition	--	--	$2,000,000	--
Liabilities incurred but not yet paid relating to
stock issuance	$41,949	$--	$41,949	$--
Noncash investing and financing activity -
capital leases for acquisition of
property and equipment	--	16,386	--	16,386
Cash paid for interest	$38,393	$2,567	$81,793	$5,872

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